Exhibit 99.1

Four Oaks Fincorp, Inc.

6114 US 301 South

Four Oaks, NC  27524

(919)963-2177 Telephone

(919)963-2768 Fax

Press Release

         For more information contact:

     Ayden R. Lee, Jr., Chairman, President and Chief Executive Officer, or

     Nancy S. Wise, Executive Vice President and Chief Financial Officer

                 (919) 963-2177

FOR IMMEDIATE RELEASE:

April 30, 2007

FOUR OAKS FINCORP, INC. ANNOUNCES 2007 FIRST QUARTER RESULTS

FOUR OAKS, NC (April 30, 2007) - Four Oaks Fincorp, Inc. (OTC BB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced first quarter results for fiscal year 2007.  Net income decreased 21% in the first quarter of 2007 as compared to the same period of 2006.  Net income was $1.45 million, or $0.26 per basic share, for the quarter ended March 31, 2007, compared to $1.84 million, or $0.34 per basic share, for the quarter ended March 31, 2006.  For the twelve months ended March 31, 2007, return on average equity and return on average assets were 14.03% and 1.13%, respectively, compared to 14.31% and 1.24%, respectively, for the twelve months ended March 31, 2006.  The Company increased the level of dividends paid to its shareholders from the $0.064 per share that was paid in the first quarter of 2006 to $0.07 per share paid in the first quarter of fiscal year 2007, an increase of 9%.  All per share figures are adjusted for the effect of the five-for-four stock split effected in November 2006.  Our release of earnings was slightly delayed while we completed our analysis of FAS 159 and 157 related to fair value accounting to determine if we should early adopt these standards.  We have decided to adopt these standards as of January 1, 2008.

Despite our 20% increase in total interest income for the first quarter of 2007 over 2006, our net interest income before the provision for loan losses was approximately equal for both periods.  This is primarily due to the 52% increase in our interest expense in the first quarter of 2007 as compared to the same period of 2006, resulting from deposit rates rising in response to increases in the prime rate during 2006.  When compared to the fourth quarter of 2006, our net interest income before the provision for loan losses for the first quarter of 2007 decreased only 2%. In addition, our salaries and benefits expenses for the first quarter of 2007 was 33.3% higher than for the first quarter of 2006 due to adjustments relating to accruals, new hires for our offices that opened during 2006, administrative positions filled due to our growth, and normal increases in wages and benefits costs.  Other operating expenses increased only 7.5% in the first quarter of 2007 as compared to the same period of 2006, even though we are now operating from a new 9200 square foot facility in Wallace instead of a small modular unit, our Zebulon full service office opened in March 2006, and our Sanford full service office opened in September 2006.  Initiatives are presently underway to improve our cost of funds by raising lower cost deposits and by reducing higher cost wholesale funding.

The Company’s balance sheet growth continued in the first quarter of 2007.  Net loans of $469.98 million at March 31, 2007 increased 16% and 3%, respectively, compared to $404.62 million at March 31, 2006, and $456.20 million at December 31, 2006.  Total deposits of $495.28 million at March 31, 2007 increased 17% and 6%, respectively, from $421.59 million at March 31, 2006, and $466.87 million at December 31, 2006.  Shareholders' equity was $50.71 million at March 31, 2007, an increase of 17% and 3%, respectively, over March 31, 2006 and December 31, 2006.  Book value per share at March 31, 2007 was $9.06 as compared to $7.88 at March 31, 2006 and $8.84 at December 31, 2006.  Shareholders' equity as a percentage of total assets was 7.96% at March 31, 2007 as compared to 8.08% at March 31, 2006 and 8.11% at December 31, 2006.

With $636.90 million in total assets as of March 31, 2007, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its thirteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, and Zebulon, North Carolina.  Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release contains forward-looking statements.  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation , the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.  The Company does not undertake a duty to update any forward-looking statements in this press release.